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                                                                     EXHIBIT 11

                     CLEAN HARBORS, INC. AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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                                                                        FULLY
      TYPE OF SECURITY                                        PRIMARY  DILUTED
      ----------------                                        -------  -------
1993
Weighted average common stock outstanding in 1993............   9,327    9,327
Stock options exercised in 1993..............................      82       82
Stock options and warrants outstanding during 1993...........     475      475
                                                              -------  -------
Weighted average shares of common stock outstanding..........   9,884    9,884
                                                              =======  =======
Net income................................................... $ 3,131  $ 3,131
Less preferred stock dividends accrued.......................     350      350
                                                              -------  -------
Adjusted net income.......................................... $ 2,781  $ 2,781
                                                              =======  =======
Earnings per share........................................... $   .28  $   .28
                                                              =======  =======
1994
Weighted average common stock outstanding in 1994............   9,426    9,426
Stock options exercised in 1994..............................       4        4
Stock options and warrants outstanding during 1994...........     205      205
                                                              -------  -------
Weighted average shares of common stock outstanding..........   9,635    9,635
                                                              =======  =======
Net income................................................... $   475  $   475
Less preferred stock dividends accrued.......................     441      441
                                                              -------  -------
Adjusted net income.......................................... $    34  $    34
                                                              =======  =======
Earnings per share........................................... $   .00  $   .00
1995
Weighted average common stock outstanding in 1995............   9,457    9,457
Stock options exercised in 1995..............................       3        3
Stock options and warrants outstanding during 1995...........      15       15
                                                              -------  -------
Weighted average shares of common stock outstanding..........   9,475    9,475
                                                              =======  =======
Net loss..................................................... $(6,893) $(6,893)
Less preferred stock dividends accrued.......................     447      447
                                                              -------  -------
Adjusted net loss............................................ $(7,340) $(7,340)
                                                              =======  =======
Loss per share............................................... $  (.77) $  (.77)
                                                              =======  =======
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